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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): March 7, 2014
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Suite 260
Atlanta, Georgia 30328
(Address of Principal Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 3.02. Unregistered Sales of Equity Securities.

On March 7, 2014, Beazer Homes USA, Inc. (the “Company”) entered into an agreement with a holder of its 7.50% tangible equity units due 2105 (“TEUs”) pursuant to which the Company agreed to issue 1,368,108 shares, or 1.5372 shares per TEU, of common stock, par value $0.001, in exchange for 890,000 TEUs held by such holder, or approximately 19% of the outstanding TEUs (the “Exchange”). The shares of common stock were issued on March 12, 2014 in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Each outstanding TEU consists of a prepaid stock purchase contract and a 7.50% senior amortizing note due July 15, 2015. At maturity, holders of the prepaid stock purchase contracts will automatically receive a minimum of 1.4075 shares per contract, up to a maximum of 1.7241 shares per contract, depending on the trading price of the Company’s common stock at such time.

In lieu of paying the present value of the remaining principal and interest payments due to the holders in cash, the Exchange provided 115,433 shares over the 1,252,675 shares that would have been received at maturity, assuming the Company’s stock price remains above $17.75 per share. Shares of the Company’s common stock last closed at $20.98 on March 12, 2014.

The Exchange will reduce the Company’s debt by approximately $2.4 million and slightly reduce future interest expense. In addition, stockholders' equity will increase by approximately $2.4 million. The Company’s diluted share count is only impacted by the 115,433 shares issued in lieu of future cash payments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: March 12, 2014	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer and General Counsel